Exhibit 5.1

June 12, 2019

First Internet Bancorp
11201 USA Parkway
Fishers, Indiana 46037

Ladies and Gentlemen:

We have acted as counsel to First Internet Bancorp, an Indiana corporation (the “Company”), in connection with the preparation and filing of the prospectus supplement dated June 5, 2019 (the “Prospectus Supplement”) to the prospectus dated August 16, 2017 (together, with the Prospectus Supplement, the “Prospectus”) relating to the offer and sale by the Company, pursuant to that certain Underwriting Agreement, dated June 5, 2019 (the “Underwriting Agreement”), among the Company, First Internet Bank of Indiana and Keefe, Bruyette & Woods, Inc., as representative of the underwriters named therein (the “Underwriters”), of $35,000,000 aggregate principal amount of its 6.0% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Notes”), together with up to $2,000,000 aggregate principal amount of Notes for which the Underwriters have been granted an option to purchase (collectively, the “Offered Securities”).  The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-219841) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on August 16, 2017.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

Any Offered Securities will be issued under the Subordinated Indenture, dated September 30, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and the Second Supplemental Indenture, dated June 12, 2019 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, and distributed pursuant to the Underwriting Agreement.

We have examined or are otherwise familiar with the Articles of Incorporation and the Amended and Restated Bylaws of the Company, and the corporate actions taken in connection with the Indenture and the issuance of the Offered Securities. We have also examined (i) the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; (ii) the Prospectus; (iii) the Indenture; (iv) executed copies of the global notes evidencing the Offered Securities; (v) the Underwriting Agreement; and (vi) such other instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

On the basis of and subject to the foregoing, we are of the opinion that the Offered Securities, upon issuance and delivery against full payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture and upon having been duly authenticated by the Trustee, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of (a) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect, (b) general equity principles including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law), (c) limitations by any governmental authority that limit, delay or prohibit the making of payments outside of the United States, and (d) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; and (ix) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation). As contemplated by the foregoing qualifications, in rendering the foregoing opinion, we are expressing no opinion as to federal or state laws relating to fraudulent transfers.

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in Indiana; (vii) the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability; (viii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the opining jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (ix) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto.

We express no opinion concerning any law other than the laws of the State of Indiana and the State of New York and we express no opinion as to the effect of any other laws.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above and to facts and laws existing on the date hereof, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectus, the Indenture or the Offered Securities.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on June 12, 2019 and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Joshua L. Colburn
Joshua L. Colburn, Partner